PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED AUGUST 2, 2000                    REGISTRATION NO. 333-36318

                                  $200,000,000

                             INCYTE GENOMICS, INC.

                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
                             SHARES OF COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by the holders of 5.5% convertible subordinated notes due 2007 of Incyte Genomics, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated August 2, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:


                                                      Principal Amount
                                                          of Notes           Common Stock                            Common Stock
                                                        Beneficially         Issuable Upon                           Owned After
                                                          Owned and            Conversion         Common Stock        Completion
                      NAME                                Offered(1)         of the Notes(1)        Offered(1)      the Offering(1)
                      ----                            ----------------       ---------------      ------------      ---------------

 Associated Electric & Gas Insurance Services
       Limited..................................           $500,000              3,708                 3,708              -

 BNP Cooper Neff Convertible Strategies Fund,
       L.P.....................................            $469,000              3,478                 3,478              -

 Credit Suisse First Boston Corporation........          $2,050,000             15,203                15,203              -

 KBC Financial Products.........................        $10,000,000             74,162                74,162              -

 Oppenheimer Convertible Securities Fund........         $5,000,000             37,081                37,081              -


                             ----------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which selling securityholders provided information to us regarding their notes.

     None of the selling securityholders listed above nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                              --------------------

     INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

           The date of this Prospectus Supplement is August 25, 2000.